Exhibit 14.1

FARMER BROS. CO.
CODE OF ETHICS

As the Chief Executive Officer, Chief Financial Officer or the holder of such other position to which Farmer Bros. Co. (the “Company”) has applied this code, I recognize that financial managers hold an important and elevated role in corporate governance. I certify that I will adhere to the following principles and responsibilities:

•              Act with honesty and integrity, avoiding actual or apparent conflicts of interest between personal and professional relationships;

•              Provide in the Company’s reports to the Securities and Exchange Commission and other public communications with information that is accurate, objective, relevant, timely and understandable;

•              Comply with applicable rules and regulations of federal, state and local governments and other private and public regulatory agencies, including exchanges where the Company’s securities might be listed;

•              Act in good faith, responsibly, with due care, competence and diligence, and without misrepresenting material facts or allowing my independent judgment to be subordinated;

•              Maintain the confidentiality of information acquired in the course of my work except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of my work will not be used for personal advantage;

•              Share my knowledge and maintain skills important and relevant to my constituents’ needs.

•              Promote ethical behavior as a responsible partner among peers in my work environment;

•              Achieve responsible use of and control over all assets and resources employed or entrusted to me;

•              Report known or suspected violations of this Code to the Audit Committee and in accordance with all applicable rules.

•              Report to the Audit Committee any actual or apparent conflicts of interest between me and the Company and between any Company officer or director and the Company of which I become aware.

I understand that I will be accountable for adhering to this Code of Ethics and that violations will not be tolerated by the Company and will result in consequences which may include reprimand, suspension, dismissal or legal action.

Dated: December 6, 2007	/s/ Roger M. Laverty III
President and Chief Executive Officer

Dated: December 6, 2007	/s/ John E. Simmons
John E. Simmons, Treasurer and Chief Financial Officer